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                                                               Exhibit (a)(1)(J)
FOR IMMEDIATE RELEASE


           Investor Contact:   Michael Smith
                               Senior Vice President and Chief Financial Officer
                               Cobra Electronics Corporation
                               773-804-6281
                               msmith@cobraelec.com
                               --------------------

              Media Contact:   Larry Larsen
                               Fleishman-Hillard
                               312-751-3617
                               larsenl@fleishman.com
                               ---------------------


                      COBRA ELECTRONICS EXTENDS ITS TENDER
                         OFFER FOR LOWRANCE ELECTRONICS

     CHICAGO, Illinois, February 27, 2001 - Cobra Electronics Corporation (Nasdaq: COBR) today announced that it is extending the expiration date of its tender offer for all outstanding shares of common stock of Lowrance Electronics, Inc. (Nasdaq: LEIX) until midnight, New York City time, on Tuesday, March 13, 2001. The tender offer had been scheduled to expire at midnight, New York City time, on Tuesday, February 27, 2001.

     American Stock Transfer and Trust Company, the depositary for the offer, has advised Cobra Electronics that as of February 26, 2001 approximately 3,245,846 shares of Lowrance Electronics common stock (approximately 86.1 percent of the outstanding shares of common stock) had been validly tendered and not withdrawn pursuant to the offer.

     The purchase of shares pursuant to the tender offer is conditioned on Cobra Electronics obtaining adequate financing. Cobra Electronics is currently in the process of negotiating documentation for $85 million of senior bank financing and $15 million of subordinated financing.

     For additional information, please contact Morrow & Co., Inc. at (800) 607-0088.

About Cobra Electronics

     Forbes named Cobra Electronics Corporation (Nasdaq: COBR) to its list of "200 Best Small Companies in America" in 2000. Cobra is a leading global manufacturer of two-way mobile communications products, holding the number one or strong number two position in every major market in which it does business. The Family Radio Service (FRS) business is one of the fastest growing segments of two-way mobile communications, and Cobra is a leading FRS player in the U.S., Canada and Europe. Cobra has a 40-year track record of innovation and award-winning products, and

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leads the industry in developing technology applications that anticipate market demand. To learn more about Cobra Electronics and its products, please visit the Cobra site at http://www.cobraelectronics.com.
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